TRANSLATION / TRADUCCION

Document / Documento:   "Translation of Exploration and Prospecting Contract
                         with the Option to buy."

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                            NOTARY PUBLIC PROCEEDING

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RECORDING OF A PRIVATE CONTRACT: In the capital of Mendoza Province, Republica
Argentina, on September 30th, 1996; between Minera Andes S.A., represented in this act by Dr. Jorge Alfredo Vargas (C.I. No. 219.206) and Mr. Brian Gavin (Passport No. C969194D), taking up legal residence at Coronel Moldes 837, in the province of Mendoza and guaranteeing this representation by submitting General Power for Lawsuits and Administrative Procedures, dated 7/4/94, which has been given by Minera Andes S.A., declaring that it was registered in "Registro Publico de Mandatos General de esta Provincia" (Public Register for Power of Attorney of this Province) under N(degree)22627, Fs 230, Tomo 262. Mr. Brian Gavin shows a copy of a contract of "Exploration and Prospecting with option to buy" dated September 30th, 1996, that says: -CONTRACT OF EXPLORATION AND PROSPECTING WITH OPTION TO BUY.- In the city of Mendoza, Province, on September 30th, 1996, it is agreed between MINERA ANDES S.A., represented herein by its Director and President Dr. Jorge Alfredo Vargas (C.I. No. 219.206) and by Mr. Brian Gavin (passport No. C-969.194-D), taking up legal residence at "Calle Coronel Moldes 837, Mendoza" on one hand, and on the other SAPAG HNOS. represented by Mr. Amado Sapag, (document) No. 2.658.605, taking up residence at


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"Ruta 22 Km. 1401, in Zapala, Neuquen province." Both parties agree to the following clauses:

FIRST: SAPAG HNOS. as holders of the claims arising from the cateo and mine allowances regarding the "Cura Mallin Area," in the province of Neuquen, under file numbers and/or (expedientes): 1) 10.617/80 "Est. Fijo"; 2) 82.470/52 "Cura Mallin mine"; 3) 4.359/67 "Don Natalio mine"; 4) 4.726/68 "Santiaguito"; 5) 4716/68 "Maria Eivira Mine"; 6) 774/60 "Silvia mine"; 7) 11.152/82 "La Vieja 1 mine"; 8) 4.354/67 "Don Elias Alberto mine"; 9) 4.355/67 "Don Santiago mine";
10) 82.471/52 "Arroyo Nuevo mine"; 11) 13.187 "Raza Fuerte mine"; 12) 4.358/67
"Don Jorge mine"; 13) 4.357/67 "Don Carlos mine"; 14) 4.356/67 "Don Rodolfo mine".- SAPAG HNOS., stated that the rights and claims are completely valid and they are in force according to Mining Code; there are no legal or conventional inhibitions, seizures or burdens affecting them and they are all completely available. SAPAG HNOS. also stated that any other mining right obtained by them or a third party now or in the future forms part of this contract; giving Minera Andes an irrevocable and exclusive option to buy in order to explore and/or acquire these cateos, mines, and mining rights in a total or partial manner at any stage of this contract. An approximate sketch showing the location of the area is enclosed. It is stated that there are no studies and/or enhancements regarding these areas that would make them economically exploitable. It has been agreed that file number 82471/52 "Arroyo Nuevo mine" is not included in this option to buy.

SECOND: the option to buy could be exercised by Minera Andes S.A. at any moment within

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the four year term, starting October lst, 1996 and ending on September 30th,
2000. In the event that the option was taken, SAPAG HNOS., agrees to carry on all the proceedings necessary to formally transfer the ownership to Minera Andes SA., or to whom it may designate, regarding the mining properties hereby detailed under Article lst. In order to facilitate the transfer, SAPAG HNOS., gives irrevocable power in favor of Minera Andes S.A. and/or the person designated by that company, in order to drive the process related to any of the files hereabove mentioned, declare the minerals that could be discovered and require directly from the Provincial Mining Direction, the titles for the corresponding properties and arising rights, during the term of this contract, and without meaning that by this irrevocable authorization SAPAG HNOS. is free from his original obligation to execute all the said proceedings. During the term of this contract, the parties agree, by themselves or by third parties, not to apply for or register as devoid in the areas comprising, cateos, manifestaciones de descubrimiento, minas (mines) or estacas minas, or any other claim that could spoil the soul of this agreement. If there had been other manifestaciones and/or any manifestacion was made, creating rights in the areas hereby comprised, this rights would be considered under the conditions of the current contract

THIRD: During the term of this contract, SAPAG HNOS. gives Minera Andes S.A. the holding of the cateos and claims hereby identified under Article 1, but the latter will not be able to exploit the ore deposits, that could appear, but will be able to carry on exploration and investigation tasks such as: geologic, mining and topographic investigations, surveys, drilling, sampling of the surface and underground, mineralogy and metallurgic surveys, build test plants


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for the sake of study and any other tasks that could be useful for accomplishing the goal, which is the discovery of ore that could be considered economically exploitable.

FOURTH: In the event that Minera Andes S.A. exercised the right for the option to buy under article first hereby, the sales price for the belongings identified under Article 1st, including all the manifestaciones that create mining claims that could be incorporated, is fixed at two million dollars ($2,000,000) to be paid in dollar bills. Payment schedule is established in the following way:

Upon signing the contract           US$         20,000
at the end of six months            US$         20,000
at the end of twelve months         US$         30,000
at the end of eighteen months       US$         30,000
at the end of twenty four months    US$         50,000
at the end of thirty months         US$         50,000
at the end of thirty six months     US$         75,000
at the end of forty eight months    US$         75,000
                                    ------------------
Subtotal                            US$        350,000

Exercising the option:
At the end of forty eight months    US$        825,000
At the end of fifty four months     US$        825,000

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Subtotal                            US$      1,650,000
TOTAL                               US$      2,000,000

If the option to buy is exercised, the final price will be US$2,000,000, this includes the sums that had been payed during the option period. To this price a 2% Net Smelter Return royalty will be added. In the event that the Province already has a current royalty percentage, those paid by Minera Andes SA will not be greater than (4%); i.e. that SAPAG HNOS. will receive the difference. In the event that the option is exercised before the four year term is up, Minera Andes S.A. will pay the difference resulting from the payments already made and the US$2,000,000. This payment will be cancelled in two semiannual payments and will be considered as part of the before mentioned royalty. If the exploitation does not commence after a year of having exercised the option to buy, Minera Andes S.A. will pay the sum of US$150,000 per year , also to be considered as part of the royalty payment. In the event of force majeur, where the contract cannot be fulfilled or it is altered in a partial or total manner, it will be suspended temporarily.

FIFTH: Minera Andes S.A. at any moment during the first semester of this contract, could resign it, as a whole or in part without having any obligation to indemnify, through appropriate notice sent fifteen days in advance to SAPAG HNOS. at the address hereby stated. SAPAG HNOS., does not have the faculty to resign the contract, except for the cases established under article 11. The contract will be terminated at the specific end date

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mentioned in the resigning notice that Minera Andes S.A. could send. At the moment of resigning Minera Andes will transfer the holding of the mining belongings to SAPAG HNOS. as they are, with all concession charges cancelled and without equipment or obligation to transfer the enhancements incorporated, except for the case where it was not possible to detach them. In the event that Minera Andes S.A. did not decide to purchase the deposits or the area, the amounts paid up to that moment will remain in favor of SAPAG HNOS., as compensation for not being able to use the rights during the exploration term.

SIXTH: As warranty for the option to buy mentioned under article first hereby, SAPAG HNOS. agrees to register with the mining authority of Neuquen province, a voluntary inhibition to transfer, sell, rent or burden the mining claims identified under article lst, and regarding this, they are actually applying for it; in favor of Minera Andes S.A.. The said inhibition will be determined for a period equivalent to the term of this contract, and a copy of the latter will be submitted as reference for that inhibition, which will be asked to be recorded as a quote to each area and mines' registry; as well as in each file (expediente).

SEVENTH: SAPAG HNOS., will transfer the mining claims, cateos and minas with all the canons paid up to the signing of this contract. During the term of this contract Minera Andes S.A. will: a) Pay all the expenses related to the legal standing of the claims mentioned under article FIRST. b) Minera Andes S.A. will pay for any enhancement necessary to be done. SAPAG HNOS. will not be responsible for tools, machinery,


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equipments, facilities or enhancements located within the mining property; c)
Minera Andes S.A. takes sole responsibility for corporal injuries or death of any person or damage to assets resulting from negligence by Minera Andes S.A. or its employees or agents, resulting from exploration activities or any other work related activity.; d) Pay for labor, materials and related issues, in all its aspects, used in relation to the object of this contract.

EIGHTH: During the term of this contract Minera Andes S.A. can install and take away from the properties, any tool, machinery, equipment or supplies owned by the company. It is agreed and established that in the case of total or partial termination of this contract due to any reason, Minera Andes S.A. could take all of its belongings, tools, machinery, equipment or supplies and the cost of that transport will be paid by it, within the term of a one hundred and eighty days
(180) from the termination of the contract; Minera Andes S.A. will not take any underground beam or any supports installed and can not alter or restore excavations or any other works on the surface, unless that it is required by law; rules or administrative requirements to be applied. Minera Andes S.A. can keep a security guard during this term.

NINTH: After the total or partial termination of this contract due to any reason, other than the payment of the purchase price by Minera Andes S.A., in the way and in the amounts scheduled under article fourth, and provided that SAPAG HNOS. has fulfilled all the conditions; Minera Andes S.A. should furnish at no charge a copy of all the feasibility studies detailed under article third, done up to the said date, in written and signed; as well as


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it should make available witnesses or any other material useful for the investigation, within the term of a ninety days after the relationship is ended. SAPAG HNOS., will have the right to inspect all the belongings at any adequate moment, without obstructing the works; and with prior notice to Minera Andes S.A. of the inspection, no less than 10 days in advance.

TENTH: SAPAG HNOS., declares and guarantees that he is the only licensee for the mining claims or cateos' applications included under article lst; that his ownership is in good standing with all the corresponding rights, that he has not transferred or burden them, that they are free and exempt for any claim by third parties or people acting on behalf of others. Without limiting or restricting in any way, any other right of Minera Andes S.A. against SAPAG HNOS., it is agreed that if during the term of this contract Minera Andes S.A., or the mining authority, or third parties discovered or declared any kind of corruption or limitation in the due of any of the claims or applications for cateos, or mines identified under article 1st, Mr. Martin Antonio Carotti would prevent that corruption or claims. If SAPAG HNOS., did not accomplish so within the term of fifteen straight days from the date he is summoned by Minera Andes S.A., except for cases of force majeur, these cases of corruption, obstructions or restrictions could be repaired by Minera Andes S.A., or whoever may be designated, is given irrevocable broad power to repair them. In the event that Minera Andes S.A. paid the total purchase price according to and in the way it is scheduled under article fourth hereby, thus having the right already transferred, the title for the mining claims and turn that holding in true and material ownership of the mines and claims, SAPAG


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HNOS. will furnish all the official documents and will carry out all the proceedings necessary to improve the ownership transfer for the said concessions in favor of Minera Andes S.A.; or whoever may be designated. Expenses and fees resulting from the issuing and registering of official documents, will be paid by Minera Andes S.A. It is also restated that SAPAG HNOS. gives irrevocable power to Minera Andes S.A. or to whoever may be designated, to carry on all the necessary proceedings to issue the official documents expressing the ownership transfer for the mines and cateos' applications included in this contract.

ELEVENTH: The only articles in favor of and for which SAPAG HNOS. could resign, would be the lack of payment in time of the agreed amounts under article 4th and the unfulfillment of Minera Andes S.A.'s commitments under article 7th, item a). The power to resign the contract due to lack of payment will proceed after thirty days of delay for the scheduled dates. The delay will proceed by legal right without any need for legal requirements, through the summoning resulting from the expiration of the term. During the period of actual delay, the amount will earn an interest equivalent to the rate charged by Banco de la Nacion Argentina for the discount of letters or promissory notes; which will be paid together with the amount owed. Once the term of thirty days delay is over, SAPAG HNOS., will be able to resign the contract by means of appropriate notice at Minera Andes S.A's address, keeping all the amounts collected up to the moment in its favor without having to require the amounts owed, except in the event that the option to buy has been


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exercised and more than a third of the price were paid, if this were the case he should demand the rest of the payment along with the warranty.

TWELFTH: All Minera Andes S.A.' rights resulting hereby could be transferred, prior notice to SAPAG HNOS. At the same time, the transferees should ratify their acceptance to SAPAG HNOS. and offer an adequate reliability warranty or the possibility to accomplish these contract obligations; from that moment onwards, all the rights and obligations originally corresponding to Minera Andes S.A. are automatically substituted. SAPAG HNOS.'s rights, according to this contract, could be transferred only with prior acceptance by Minera Andes S.A.; not being possible for this acceptance to be denied without reason.

THIRTEENTH: This contract will oblige the parties and their corresponding inheritors, executors, administrators, successors with rights and related third parties. All knowledge and information that SAPAG HNOS. acquires, related to the works mentioned under article 3rd, will be kept and considered as confidential, except for the event that Minera Andes S.A. releases the holders from this obligation, in written. This confidentiality condition, will be in force during the whole term of this contract and up to a year after the termination date of this contract or the purchase of the property and mining claims. Minera Andes S.A. also agrees to keep confidentiality for a year after the contract has been resigned. Except in the event that Minera Andes S.A. negotiates with a third party.


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FOURTEENTH: All of the written notices to Minera Andes S.A. and addressed to
SAPAG HNOS. should be sent to the addressed mentioned herein. The parties can change their addresses prior notice. The contract registering with the Mining Authorities and Notary Public will be paid by Minera Andes S.A.

FIFTEENTH: The parties agree, that in case of dispute they will accept the jurisdiction of the common courts of the province of Mendoza, excluding any other code or jurisdiction. It is stated that this contract is exempt from seals due to an amendment to article 240 inc. 31, Fiscal Law N(degree)6104.

Approving this document six copies are signed by the parties, in order to be registered with the Mining Authority of Mendoza and to be recorded with the Notary Public; and another to be translated to English. Mendoza, September 30, 1996.

Upon signing this contract Minera Andes S.A. extends a check payable for the sum of US$20,000, as agreed to in Article No. 4. SAPAG HNOS. extends a receipt accepting this amount.

INTERPRETATIVE CLAUSE: Over NET SMELTER RETURN: In the event that the royalties had to be paid, "net smelter return" is comprehended as all the metallic minerals, concentrated, or their products containing ore produced and sold by the Holder. When the


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ore containing minerals with commercial value, are sold by the Holder, its "net smelter return" will be considered as the actual amount received by the said Holder for the sale of them, minus the deduction of any expense corresponding to transport (including freight, insurance, and delivery and mailing costs) from the exploitation to the facilities of the purchaser and any other unloading place. When the concentrates or products containing minerals with commercial value are sold by the holder; their net smelter return should be considered as the actual amount received by the holder for the sale, minus deduction for any and all the expenses related to smelting, refining, weighing, sampling, assay, handling, transport (including freight, insurance, handling and mailing expenditures), penalties for impurities and other charges deduced by a purchaser, provided that the Holder does not deduce any charge for initial processing. By initial processing it is understood the initial grinding or concentration or other ore treatment during which one or more mineral products are recovered from that sold ore and a subsequent processing, and during which the first tails and mineral waste are discarded or deposited. Such deductions will be limited to commercially reasonable amounts from the point of view of mineral industrial practices and levels, currently accepted as good, such as smelting or other similar operations for the treatment of metals. The "net smelter return" for the ore, concentrates or products treated in smeltery and other similar metal operations, owned, operated or controlled by the Holder, or dealt with based on a toll paid by the Holder, will be computed as already mentioned, with the deductions previously established. For the ore, concentrates or products sold to associate companies or sold by the Holder, but in some way used by him, the gross price for the sale


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will be determined in a similar way; provided that the total deductions done by the Holder according to this paragraph, do not exceed the total deductions that could have been made by other smeltery operators or treatment facilities for similar materials in the case that those materials were smelted or treated in those facilities based on a reasonable commercial agreement. There is an illegible signature and the explanatory legend says: Brian Gavin on behalf of Minera Andes S.A. There is an illegible signature and the explanatory legend says: Jorge A. Vargas on behalf of Minera Andes S.A. There is an illegible signature and the explanatory legend says: Amado Sapag on behalf of Sapag Hnos. S.A. There is a certification in Notary Public proceeding number 924023, that says: "As Notary Public, Holder of Registry number thirty-seven in Mendoza, I
CERTIFY: that the signatures at the bottom of each of the THREE pages of the Contract of Exploration and Prospecting with Option to buy herepreceding, and which also have my signature, Professional seal and formal statement for the certification that is done in the current sheet for the Notary Public proceeding; belong to Mr. BRIAN GAVIN, Passport issued by United Kingdom and Northern Ireland number C969194D, to Mr. JORGE ALFREDO VARGAS, C.I. (document) number 219206 issued by Mendoza Police, and Mr. AMADO SAPAG, L.E. (document) number 2.658.605; all of which have been done in my presence; as well as Dr. Jorge Alfredo Vargas is acting as President of the Board of Directors of MINERA ANDES S.A., guaranteed by Incorporation Deed dated September 9th, 1994, issued by Notary Public Ines Mabel Cumaodo, Fs. 322, from the records at Registro Notarial number 72, and registered in the Public Registry for Limited Liability Companies (Registro Publico de Sociedades


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Anonimas) of this province under file number 2892, Fs. 1; Mr. Brian Gavin is acting as General Manager for "Minera Andes S.A.", guaranteeing that with General Administration Power of Attorney, registered in the Public Registry for General Powers (Registro Publico de Mandatos Generales) from this province, under number 30432, Fs. 27, book 290 "L"; and Mr. Amado Sapag is acting as President on behalf of Sapag Hnos. S.A., guaranteed by Incorporation Deed dated September 3, 1996, of the Board of Directors book; taking up legal domicile at Ruta 22, kilometro 1401, Zapala, Neuquen. The corresponding requirement has been formalized on pages 60 respectively in Book Number "Two" of legalized requirements, witnessed. Mendoza, SEPTEMBER 30th, 1996". In each of the THREE pages containing the Contract of Exploration and Prospecting with option to buy that has been textually transcribed, they bear at the bottom four illegible signatures, with a seal saying: Certification at Notary Public Proceeding sheet N(degree)924023 with Certification Stamps N(degree)201887. Mendoza, September 30th, 1996. There is an illegible signature and a seal saying Gilberto Suarez Lago, Notary Public, Reg. N(degree)37. Mendoza. IN ACCORDANCE WITH; what has been transcribed from the Contract that I see, which bears the statement that it is exempt from fiscal repaying, enclosed hereby, with the corresponding notary public's quote. ON RECORD. READ this deed by the appearing parties, with their corresponding functions, accepting and ratifying its content and the signature. Witnessed. Overwritten:
September 30th, 1996.


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                           REPRESENTATION OF ACCURACY

     The foregoing is a fair and accurate English translation of the document from which it is made.

     Dated this 19th day of June, 1997.


                                        /s/ BRIAN GAVIN
                                        ----------------------------------------
                                        Brian Gavin
                                        Vice President